Exhibit 10.11

Terms Schedule to Employment Agreement

Name	Michael Blum
Scheduled Term
From October 1, 2016 through the 3rd anniversary of that date (the “Initial Term”) and shall then renew automatically for one-year periods (each, an “Extension Term”) until you or the Company gives written notice to the other of nonrenewal at least 90 days before the end of the then applicable Extension Term (the Initial Term together with any Extension Terms, the “Scheduled Term”).

Positions; Reporting
Chief Technology Officer of the Company
You will also be employed as a senior executive officer (or other appropriate designation) of such other members of the Group as designated by the Board and approved by the board of directors of such subsidiaries without additional compensation.
You will report directly to the Chief Executive Officer (“CEO”) unless as otherwise instructed by the CEO in his discretion.

Starting Salary	$500,000
Annual Incentive
2016 Calendar Year Annual Incentive:
•    To be determined in accordance with the terms of your Offer Letter.

2017 Calendar Year Annual Incentive:
•    Amount:
o    Target: $1,750,000
o    Maximum: $3,500,000
o    Minimum: $0 (no guarantee)
The allocation of the 2017 Calendar Year Annual Incentive will be based on the achievement of (a) performance goals; and (b) initiatives to be established by the CEO and approved by the Board, in each case, consistent with that of other Management Committee members. The form of payment of the 2017 Calendar Year Annual Incentive will be allocated between cash, deferred cash and in Annual Incentive Equity with such allocation consistent with that of other Management Committee members.
Post-2017 Calendar Year Annual Incentive:
The amount, method of determination and form of your Annual Incentive for periods after the 2017 calendar year will be determined in the discretion of the Company, and the method of calculation will be consistent with that of other Management Committee members.

Annual Incentive Equity
Your Annual Incentive Equity with respect to the 2016 Calendar Year Annual Incentive will be determined in accordance with the terms of your Offer Letter.
The form and vesting schedule of your Annual Incentive Equity for periods after the 2016 calendar year will be determined in the discretion of the Company, consistent with that of other Management Committee members.

Special Awards
•    Form: Restricted stock units
•    Number of Restricted Stock Units: Shares of Company stock awarded with a grant value equal to $750,000.
•    Vesting: Your Special Award will vest in three equal annual installments on each of the first three anniversaries of the date of grant if you remain employed with the Company through such dates.

Good Reason
Good Reason will include a material diminution in your authority or responsibilities (not including any authority or responsibilities assumed on an interim basis); provided that Good Reason does not include a change in your reporting line.

Benefits upon a Termination without Cause or with Good Reason
For the avoidance of doubt, if your employment is terminated pursuant to Section 6(c) of the Agreement, your Annual Incentive Equity earned with respect to service during the Scheduled Term will continue to vest on the vesting dates specified in the applicable award agreement (as if your employment had continued) provided that you comply with Section 8(c) of the Agreement until the end of the Non-Competition Period and Section 8(d) of the Agreement until the end of the Non-Solicitation Period.
If you fail to comply with Sections 8(c) or 8(d) of the Agreement prior to the completion of the Non-Competition Period and Non-Solicitation Period, respectively, you will forfeit the portion of your Annual Incentive Equity that remains unvested at the time of such failure and any portion that was unvested at the time of your termination and became vested following the occurrence of such failure will be subject to Section 6(h)(2)(B) of the Agreement.

Benefits upon a Termination without Good Reason
For the avoidance of doubt, if your employment is terminated pursuant to Section 6(e) of the Agreement, your Annual Incentive Equity will continue to vest on the vesting dates specified in the applicable award agreement (as if your employment had continued) provided that you comply with Sections 8(c) and 8(d) until the end of the applicable vesting period. Any Annual Incentive Equity in the form of options or stock appreciation rights that becomes vested pursuant to this provision of the Schedule will remain exercisable for 90 days after the applicable vesting date.
If you fail to comply with Sections 8(c) or 8(d) of the Agreement until your Annual Incentive Equity is fully vested, you will forfeit the portion of your Annual Incentive Equity that remains unvested at the time of such failure and any portion that was unvested at the time of your termination and became vested following the occurrence of such failure will be subject to Section 6(h)(2)(B) of the Agreement.

Non-Competition Period	The Non-Competition Period will be 6 months after the end of your employment for any reason
Non-Solicitation Period
The Non-Solicitation Period will be 18 months after the end of your employment for any reason; provided, however, that the Non-Solicitation Period will be reduced to 6 months after a termination without Cause or termination for Good Reason following a Change in Control.

Non-Compete/Non-Solicit Payments
If either (1) during your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason or (2) during your Scheduled Term, you resign without Good Reason and the Company elects to have you comply with Section 8(c) and Section 8(d) of the Agreement, subject to your execution of the Release in accordance with Section 6(h)(1) of the Agreement, the Company will pay you a non-compete/non-solicit payment equal to your Salary but payable in equal installments at the end of each month during your Non-Competition Period (the “Non-Compete/Non-Solicit Payments”). If you fail to comply with Section 8(c) until the end of the Non-Competition Period or Section 8(d) until the end of the Non-Solicitation Period, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, you will repay to the Group any paid Non-Compete/Non-Solicit Payments and forfeit any unpaid Non-Compete/Non-Solicit Payments. For the avoidance of doubt, if the Company does not elect, pursuant to clause (2) of the first sentence of this section to make the Non-Compete/Non-Solicit Payments, you will not be obligated to comply with Section 8(c) or Section 8(d) of the Agreement after your employment with the Company however, the benefits referred to in the section entitled “Additional Benefits upon a Termination without Good Reason” will continue to be subject to your complying with Section 8(c) and Section 8(d) of the Agreement through the end of the applicable vesting period.

Address	REDACTED

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